EXHIBIT 99.1

RALPH LAUREN ANNOUNCES ELECTION OF WEI ZHANG TO BOARD OF DIRECTORS

Former President, Alibaba Pictures Group to Bring International Business Operations and Media Experience to Board

NEW YORK – November 16, 2022 – Ralph Lauren Corporation (NYSE: RL) today announced the election of Wei Zhang, most recently Senior Advisor and prior President of Alibaba Pictures Group, to the Company’s Board of Directors, effective November 9, 2022. With the election of Ms. Zhang, the Ralph Lauren Board is now comprised of 13 directors.

“One of the many strengths of our Company is the people who make up our teams, including the members of our Board,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. “I look forward to learning from Wei, who shares a passion for storytelling, innovation and entrepreneurialism – each representing core values for our brand.”

Patrice Louvet, President and Chief Executive Officer, said, “Wei’s blend of experience and knowledge in international operations – in particular Asia, business development, media and digital transformation, make her a timely and relevant addition to the Ralph Lauren Board of Directors. We look forward to benefiting from her perspective as we continue on our journey to become the Leading Luxury Lifestyle Company and execute on our Next Great Chapter: Accelerate strategy.”

Ms. Zhang was with Alibaba Group from 2008 until 2022, most recently as Senior Advisor and President of Alibaba Pictures Group. She has held positions within Alibaba Group as Senior Vice President across investment and acquisition, corporate strategy and also led Alibaba’s corporate social responsibility initiatives.

Ms. Zhang said, “I’ve always admired Ralph Lauren’s Purpose that inspires people to dream and live the life they want to live. I look forward to joining their esteemed Board of Directors, supporting the iconic brand to deliver on their Next Great Chapter: Accelerate strategy.”

Before joining Alibaba Group, Ms. Zhang held positions at corporations including News Corp China, CNBC China, consulting firm Bain & Company and at global conglomerate General Electric.

ABOUT RALPH LAUREN CORPORATION

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing, and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels, and international markets. The Company’s brand names – which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, and Chaps, among others – constitute one of the world’s most widely recognized families of consumer brands. For more information, go to corporate.ralphlauren.com.

CONTACTS

Investor Relations
Corinna Van der Ghinst
IR@RalphLauren.com

Corporate Communications
RL-Press@RalphLauren.com